Exhibit 10.1

AMENDMENT TO EXECUTIVE’S TERMS OF EMPLOYMENT

This Amendment to Executive’s Terms of Employment (“Amendment”) dated May 7, 2018, is between Kimball International, Inc. an Indiana corporation, 1600 Royal Street, Jasper, Indiana 47549 (hereinafter “Kimball” or the “Company”), and Robert F. Schneider (hereinafter “Executive”).

RECITALS

A. The Company has previously entered into that certain Executive Employment Agreement with Executive, amended and restated effective as of June 26, 2015 (the “Agreement”), and that certain Change in Control Agreement, dated June 26, 2015, with Executive (the “Change in Control Agreement”), as well as provided other awards and benefits to Executive under plans and programs of the Company, including, but not limited to, the 2003 Stock Plan and the Annual Cash Incentive Plan, each as defined below.

B. Executive has notified the Company of his decision to retire from his current positions with the Company as Chief Executive Officer and Chairman of the Board.

C. The parties desire to amend the Agreement and certain other terms of other benefit plans and programs to ensure a smooth transition of Executive’s roles to one or more successors, and to provide for certain payments to be made to Executive during the transition period and at or following the effective date of his Retirement (as defined below).

AGREEMENT

In consideration of the foregoing and the following mutual covenants, promises and obligations and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Section 1(a) of the Agreement shall be amended and restated in its entirety to read as follows:

“a) “2003 Stock Plan” means the Kimball International, Inc. 2003 Amended and Restated Stock Option and Incentive Plan or any successor plan, including but not limited to, the Kimball International, Inc. 2017 Stock Incentive Plan.”

2. Section 1(p) of the Agreement shall be amended and restated in its entirety to read as follows:

“p) “Kimball” or the “Company” means Kimball International, Inc., any Affiliate, and any successor to the business or assets of Kimball International, Inc. that executes and delivers the agreement provided for in Section 11 of the Change in Control Agreement or which otherwise becomes bound by all of the terms and provisions of this Agreement by the operation of law.”

3. Section 1(t) of the Agreement shall be amended and restated in its entirety to read as follows:

“t) “Profit Sharing Bonus” means the compensation paid to Executive pursuant to the 2010 Profit Sharing Incentive Bonus Plan or the 2016 Annual Cash Incentive Plan.”

4. The following definitions shall be added to Section 1 of the Agreement:

“y) “Amendment” means the Amendment to Executive’s Terms of Employment dated May 7, 2018, between the Company and Executive.

z) “Annual Cash Incentive Plan” means the 2016 Annual Cash Incentive Plan (which replaces the Kimball International, Inc. 2010 Profit Sharing Incentive Bonus Plan), and any amendments thereto, or any successor plans thereof.

aa) “Continuous Service” means, solely for the purpose of the Amendment and the provisions of this Agreement amended thereby, the absence of any interruption or termination in the employment of Executive by the Company or an Affiliate. Continuous Service will not be considered interrupted in the case of: (i) sick leave, military leave or any other leave of absence approved by the Company; or (ii) transfer between the Company and an Affiliate or any successor to the Company. This definition does not include service by Executive solely as a non-employee member of the Board of the Company or, following the effective date of Executive’s Retirement, as an Advisor in accordance with new Section 2.1(d) of this Agreement.

bb) “Retirement” means any termination of Executive’s Continuous Service, other than for Cause, occurring the later of: (i) October 31, 2018; or (ii) the effective date of the appointment by the Company of a new Chief Executive Officer. Solely for purposes of new Section 5.1(e) of this Agreement, “Retirement” shall include retirement by the Executive at or after the point the Executive has reached the age of 55 and has a combination of age plus years of Continuous Service equal to or greater than 75.”

5. A new Section 2.1 shall be added to the Agreement, which shall read in its entirety as follows:

“2.1 Position(s) and Continued Service. Executive shall perform and discharge faithfully, diligently and to the best of his ability those duties and responsibilities prescribed by the Board of Directors including in positions set forth below:

a) Chief Executive Officer. Executive shall serve as Chief Executive Officer until the later of October 31, 2018, or the effective date of appointment by the Company of a new Chief Executive Officer. Duties and responsibilities of the Chief Executive Officer shall remain substantially the same as those performed by Executive since being appointed to the Chief Executive Officer role and such other duties and responsibilities as may be required by the Board of Directors;

b) Chairman of the Board. Executive shall serve as Chairman of the Board until the effective date of appointment by the Board of Directors of a new Chairman of the Board, which said appointment shall occur no later than the date of the 2018 Annual Shareholder Meeting;

c) Member of the Board of Directors. Following the appointment by the Board of Directors of a new Chairman of the Board, Executive shall remain a member of the Board of Directors until the earlier of (i) the expiration of his elected board term or (ii) the effective date of his resignation from the Board of Directors, either of his own volition or at the request of a majority of the then-sitting members of the Board of Directors. If requested by a majority of the then-sitting members of the Board of Directors upon, or at any time following, the appointment of the successor Chief Executive Officer, Executive agrees to resign as a member of the Board of Directors. The Board shall not nominate Executive for re-election to the Board of Directors at the expiration of his current board term unless the parties otherwise agree in writing; and

d) Advisor. The parties acknowledge and agree that from time to time Executive may be called upon to offer counsel and advice to the Company, the successor Chief Executive Officer and/or the Board on an unpaid, as-needed basis, from the effective date of appointment of the successor Chief Executive Officer through the eighteen-month post-separation period identified below.”

6. Section 3(b) of the Agreement shall be amended and restated in its entirety to read as follows:

“b) Non-Competition During Eighteen-Month Post-Employment

As a condition of at-will employment with Kimball, Executive agrees that for a period of eighteen (18) months after separation from Kimball (regardless of the reason for separation), but not to extend beyond June 30, 2020, Executive shall not directly or indirectly:

i.	Have an ownership interest in any entity or person that competes with Kimball;

ii.
Work for, act as an agent for, act in an administrative or financial capacity for, act as a sales or marketing representative for, advise, consult with or manage any entity or person that competes with Kimball; or

iii.	Compete with Kimball for customers of Kimball.”

7. Section 3(d) of the Agreement shall be amended and restated in its entirety to read as follows:

“d) Other Limited Prohibitions

During Executive’s employment by Kimball and for eighteen (18) months post-separation (for whatever reason), but not to extend beyond June 30, 2020, Executive shall not:

i.
Request or advise any customer or client of Kimball with whom Executive had personal contact in the course of Executive’s employment by Kimball, or any person or entity having business dealings with Kimball with whom Executive had personal contact in the course of Executive’s employment by Kimball, to withdraw, curtail, alter, or cease such business with Kimball;

ii.
Disclose to any person or entity the identities of any customers, clients, or any persons having business dealings with Kimball or the division(s)/subsidiary(s) of Kimball to which Executive was assigned at the time of separation from Kimball and for the preceding twelve (12) months; or

iii.	Directly or indirectly solicit, influence, or attempt to influence any other employee of Kimball to separate from Kimball.”

8. A new Section 5.1 shall be added to the Agreement which shall read in its entirety as follows:

“5.1 Compensation and Benefits Following Execution of the Amendment and upon Retirement

a) Base Salary. From July 2, 2018 until the effective date of Executive’s Retirement, Executive shall receive annual salary in the amount of $2,400,000 to be paid on regular payroll dates according to the current Company schedule and practice for services provided in his roles as Chief Executive Officer and Chairman of the Board. Should Executive continue in his position as a member of the Board of Directors following the effective date of Executive’s Retirement, he shall receive payment for services consistent with that paid to other non-employee directors of Kimball.

b) Health Insurance. Executive shall continue to receive and be covered by health insurance provided by Kimball following execution of the Amendment until the effective date of his Retirement as a regular, full-time employee of the Company. Upon Retirement, Kimball shall offer to Executive health, dental and vision insurance coverage, as applicable, through COBRA continuation coverage. COBRA premiums shall be paid by Executive and reimbursed by Kimball for such COBRA coverage for a period of eighteen (18) months following the effective date of Executive’s Retirement or, if earlier, the termination of his COBRA coverage. Executive must timely elect and pay for COBRA continuation coverage for this provision to apply. Kimball shall reimburse Executive for such COBRA premiums, grossed up for applicable income and withholding taxes, within 21 days after Executive submits appropriate documentation evidencing payment of premiums. Executive shall submit such documentation no later than June 30, 2020.

c) Other Welfare and Related Benefits. Executive shall continue to receive and be covered by any and all other welfare and related benefits provided to Executive in his current position until the effective date of his Retirement, at which time Executive shall cease to be eligible for such welfare and related benefits except as set forth in the Agreement, the Amendment or in accordance with the current plans or practices of the Company, as amended from time to time.

d) Profit Sharing Bonus.

(i) Executive shall not participate in the Annual Cash Incentive Plan and shall not be eligible to receive a Profit Sharing Bonus or other payment thereunder, for fiscal year 2019 (commencing on July 1, 2018).

(ii) Executive shall receive full payout of his Profit Sharing Bonus earned under the Annual Cash Incentive Plan for fiscal year 2018, in accordance with the terms of the Annual Cash Incentive Plan, except as set out herein.

e) Treatment of Outstanding Stock Awards. All portions of outstanding stock awards granted to Executive prior to the date of the Amendment, as listed on Schedule 1 attached hereto and incorporated herein by reference, which remain unvested as of the effective date of Executive’s Retirement shall be treated as set forth below. The Amendment and this Section 5.1(e) shall supersede the applicable terms and conditions of such awards as provided for in the 2017 Stock Incentive Plan, the 2003 Stock Plan and the applicable award agreements:

(i) Restricted Share Units. All restricted share units (“RSUs”) awarded by award agreements set forth on Schedule 1 that are unvested as of the effective date of Executive’s Retirement shall vest on a pro rata basis on the effective date of Executive’s Retirement, calculated by multiplying the total number of Shares granted by a fraction determined by:
Numerator = number of months between the date of the award and the vesting date of such award that Executive maintained Continuous Service prior to such Retirement, including the month in which the Continuous Service ceases, which shall be considered a full month.
Denominator = 36 months.
Any unvested RSUs after such proration shall be forfeited.

(ii) RTSRs. All Relative Total Shareholder Return Performance Units (“RTSRs”) awarded by award agreements set forth on Schedule 1 that are unvested as of the effective date of Executive’s Retirement shall vest in accordance with the terms of the applicable RTSR award agreement entered into between Executive and the Company, with Performance Cycles as defined therein. The number of Performance Units earned by Executive will be prorated by multiplying the Performance Units determined to be earned for the Performance Cycle by a fraction determined by:
Numerator = number of months during the Performance Cycle that the Executive maintained Continuous Service prior to such Retirement, including the month in which the Continuous Service ceases, which shall be considered a full month.
Denominator = 36 months.
Any unvested RTSRs after such proration shall be forfeited. For purposes of the RTSR award agreements, “Retirement” shall be as defined in the Amendment and new Section 1(bb) of this Agreement.

(iii) LTPSAs. All Long-Term Performance Share Awards (the “LTPSAs”) awarded by award agreements set forth on Schedule 1 shall vest on June 30, 2019 on a pro rata basis, calculated by multiplying the total number of Shares in the remaining tranche by a fraction determined by:

Numerator = number of months in the five (5) fiscal years prior to and ending June 30, 2019, that Executive maintained Continuous Service prior to his Retirement, including the month in which the Continuous Service ceases, which shall be considered a full month.
Denominator = 60 months.
Any unvested LTPSAs after such proration shall be forfeited. For purposes of the LTPSA, “Retirement” shall be as defined in the Amendment and new Section 1(bb) of this Agreement.

f) Stock Awards.

(i) Executive shall not receive any awards under the 2017 Stock Incentive Plan for fiscal year 2019 (commencing July 1, 2018).

(ii) On May 7, 2018, the Company shall grant to Executive an award of (33,265) restricted share units (the “New RSUs”), which value is approximately equivalent to the value of Shares forfeited pursuant to section (e) above, and which is divided into two tranches for vesting purposes. The first tranche of New RSUs, in the number of (17,301) Shares, shall vest on June 30, 2019. The second tranche of New RSUs, in the number of (15,964) Shares, shall vest on June 30, 2020. Prior to the vesting date for each tranche, the Board of Directors, immediately prior to such date, shall determine in its sole discretion whether Executive has fulfilled all obligations pursuant to the terms of this Agreement and the Amendment. If the Board of Directors determines that Executive has not fulfilled such obligations, the New RSUs shall be forfeited and returned to the Company.”

9. Additional Terms of this Amendment.

a) Whistleblower Policy. Executive understands and agrees that nothing in this Amendment or the Agreement limits or interferes with his right, without notice to or authorization from the Company, to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission (each a “Governmental Agency”), or to testify, assist or participate in any investigation, hearing or proceeding conducted by a Governmental Agency. In the event Executive files a charge or complaint with a Governmental Agency, or a Governmental Agency asserts a claim on Executive’s behalf, Executive agrees that any release of claims upon Retirement will nevertheless bar Executive’s right (if any) to any monetary or other recovery (including reinstatement), except that Executive does not waive: (1) his right to receive an award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 and (2) any other right where waiver is expressly prohibited by law.

b) Tax Withholding. The Company may withhold from any amounts payable to Executive under this Amendment or other program any federal, state, local or foreign taxes that are required to be withheld pursuant to applicable law or regulation.

c) No Representations and Non-Admission. Executive acknowledges that he has not relied on any representations or statements in determining to execute this Amendment. Nothing contained in this Amendment will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or by Executive.

d) Understanding. This Amendment modifies the Agreement, the 2003 Stock Plan and award agreements thereunder, and the Annual Cash Incentive Plan, as set forth herein. All other terms of the Agreement, the 2003 Stock Plan and award agreements thereunder, and the Annual Cash Incentive Plan, as well as the Change of Control Agreement, remain in full force and effect. For purposes of clarity, to the extent that any benefit provided by this Amendment is provided under another agreement, plan or policy, such that there would be a duplication of benefits to Executive, such benefit provided by this Amendment shall be nullified.

e) General Release. Upon Retirement, Executive agrees that to be eligible for benefits and rights provided by this Amendment, he must sign and not rescind a general release in the form acceptable to the Company. This requirement does not supersede any other requirement to sign a general release under any other plan or agreement.

f) 409A Interpretation. The parties do not intend that any term of this Amendment shall provide for the impermissible deferral or acceleration of income in violation of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted accordingly. Executive shall not be deemed to have separated from service, as defined in Section 409A and regulations issued thereunder, while he provides services to the Company, including as a non-employee director, unless specifically provided under a plan or benefit subject to Section 409A.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Lonnie P. Nicholson
Lonnie P. Nicholson
Its:	Vice President, Chief Administrative Officer

/s/ Robert F. Schneider
Robert F. Schneider

Schedule 1
List of Share Award Agreements

Restricted Share Unit Award Agreement, dated July 6, 2017
Performance Unit Award Agreement, dated July 6, 2017
Restricted Share Unit Award Agreement, dated July 1, 2016
Performance Unit Award Agreement, dated July 1, 2016
Long-Term Performance Share Award, dated June 26, 2014